Exhibit 99.1

EzFill Announces 2024 First Quarter Financial Results

-- Revenue Increased 26% Year Over Year to $6.6 Million From $5.2 Million --

-- Gross Profit Increased 184% From The Prior Year Period --

-- 1.66 Million Gallons Delivered, Up 26% From The Prior Year Period –

-- 22 New Fleet Customers Added in Quarter --

-- Net Loss Narrows by Approx. $0.5 Million, a 19% Decrease From The Prior Year Period –

-- Loss Per Share Improves 35% from $(0.70) to $(0.45) --

MIAMI, FL, May 15, 2024 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended March 31, 2024 (“1Q24” or “first quarter 2024”).

1Q 24 Highlights (in US$, except gallons delivered)

	Q1 2024	Q1 2023
Financial Highlights
Revenue	6,597,119	5,231,334
Net loss	(1,899,122)	(2,348,771)
Adjusted EBITDA*	(1,162,140)	(1,833,874)
Operating Highlights
Total Gallons Delivered	1,660,617	1,313,962

* See end of this press release for reconciliation to US GAAP

Commenting on the first quarter results, Interim CEO Yehuda Levy stated, “In Q1 2024 we continued our growth, this was achieved due to the dedicated efforts of our team and the support of our customers. Our pursuit of excellence, coupled with our commitment to innovation, has propelled us to achieve continuously better and better results. We remain steadfast in our mission to keep growing this amazing company. We signed some exciting account and relationships during the quarter, and for the second year, we provided mobile fueling services for the Formula 1 Crypto.com Miami Grand Prix.”

First Quarter 2024 Financial Results

During the first quarter of 2024, the Company reported revenue of $6.6 million, up from $5.2 million in the prior year period, a 26% increase, primarily due to a 26% increase in gallons delivered. Total gallons delivered in the first quarter of 2024 were 1,660,617 compared to 1,313,962 in the prior year period, reflecting new customers in existing and newly developed markets. Average fuel margin per gallon was $0.59 for the quarter, up from $0.47 in the prior year period.

Cost of sales was $6.1 million for the first quarter of 2024 compared to $5.1 million for the prior year period. The increase from the prior year reflects the increase in sales as well as the hiring of additional drivers, primarily in new markets. Our gross profit improved year over year due to higher fuel revenue as well as increased delivery fees and driver efficiency.

Operating expenses, excluding depreciation and amortization, were $1.5 million for the first quarter of 2024, compared to $2.2 million in the prior year period. The decrease was primarily due to decreases in payroll, stock compensation, marketing and public company expenses as we continue to achieve efficiencies in our operations.

Depreciation and amortization increased to $0.28 million in the first quarter of 2024 from $0.27 million in the prior year period.

Interest expense increased to $0.7 million in the first quarter of 2024 from $0.05 million in the prior period due to increased borrowing from related parties.

The net loss in the first quarter of 2024 was $(1.9) million, compared to $(2.3) million in the prior year period an improvement of approx. 20%. Loss per share improved in the quarter to $(0.45) from $(0.70) in the prior year period.

Adjusted EBITDA loss in the first quarter of 2024 was $(1.2) million as compared to Adjusted EBITDA loss of $(1.8) million in the first quarter of 2023, an improvement of approx. 37%. The improvement in adjusted EBITDA reflects both the improved margin and the operating cost efficiencies.

Balance Sheet

At March 31, 2024, the Company had a cash position of $0.05 million, compared with $0.2 million at year end 2023. The Company had $0.6 million of long-term debt as of the quarter end.

About EzFill

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry, in companies such as Booster and Yoshi. As the only company to provide fuel delivery in three verticals – consumer, commercial, and specialty including marine and construction equipment, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release except as may be required under applicable securities law.

For further information, please contact:

Investor and Media Contact

Telx, Inc.

Paula Luna

Paula@Telxcomputers.com

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use non-GAAP measures. Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023
Net loss	$(1,899,122)	$(2,348,771)
Interest expense	659,153	49,749
Depreciation and amortization	276,522	273,087
Stock compensation	147,334	192,061
Adjusted EBITDA	$(1,162,140)	$(1,833,874)

Gallons delivered	1,660,617	1,313,962
Average fuel margin per gallon	$0.59	$0.47

EzFill Holdings, Inc. and Subsidiary

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023

Sales - net	$6,597,119	$5,231,334

Costs and expenses
Cost of sales	6,135,335	5,068,783
General and administrative expenses	1,489,031	2,196,646
Depreciation and amortization	276,522	273,087
Total costs and expenses	7,900,888	7,538,516

Loss from operations	(1,303,769)	(2,307,182)

Other income (expense)
Interest income	-	8,160
Other income	63,800	-
Interest expense	(659,153)	(49,749)
Total other income (expense) - net	(595,353)	(41,589)

Net loss	$(1,899,122)	$(2,348,771)

Loss per share - basic and diluted	$(0.45)	$(0.70)

Weighted average number of shares - basic and diluted	4,256,304	3,342,924

Comprehensive loss:
Net loss	$(1,899,122)	$(2,348,771)
Change in fair value of debt securities	-	31,062
Total comprehensive loss:	$(1,899,122)	$(2,317,709)

EzFill Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
	(Unaudited)

Assets

Current Assets
Cash	$48,613	$226,985
Accounts receivable - net	1,533,924	1,192,340
Inventory	153,964	134,057
Prepaids and other	508,198	220,909
Total Current Assets	2,244,699	1,774,291

Property and equipment - net	3,045,332	3,310,187

Operating lease - right-of-use asset	239,542	297,394

Operating lease - right-of-use asset - related party	268,009	286,397

Deposits	49,063	49,063

Total Assets	$5,846,645	$5,717,332

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued expenses	$1,219,180	$845,275
Accounts payable and accrued expenses - related parties	137,211	72,428
Notes payable - net	673,773	946,228
Notes payable - related parties - net	6,237,234	4,802,115
Operating lease liability	246,880	246,880
Operating lease liability - related party	73,595	72,034
Total Current Liabilities	8,587,873	6,984,960

Long Term Liabilities
Notes payable - net	353,558	353,490
Operating lease liability	20,347	69,128
Operating lease liability - related party	196,968	215,960
Total Long Term Liabilities	570,873	638,578

Total Liabilities	9,158,746	7,623,538

Commitments and Contingencies

Stockholders’ Deficit
Preferred stock - $0.0001 par value; 5,000,000 shares authorized none issued and outstanding, respectively	-	-
Common stock - $0.0001 par value, 50,000,000 shares authorized 4,708,192 and 4,516,531 shares issued and outstanding, respectively	470	451
Common stock issuable	26	26
Additional paid-in capital	43,903,575	43,410,367
Accumulated deficit	(47,216,172)	(45,317,050)
Total Stockholders’ Deficit	(3,312,101)	(1,906,206)

Total Liabilities and Stockholders’ Deficit	$5,846,645	$5,717,332